Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-261321-03

***PRICING DETAILS*** $636.95mm Daimler Trucks Retail Trust 2024-1 (DTRT 2024-1)

Joint Bookrunners : J.P. Morgan (struc), Deutsche Bank, Scotia
Co-Managers : Commerzbank, SMBC

CL	AMT($MM)	WAL	MDY/FITCH	P.WIN	E.FNL	L.FNL	BENCH	SPREAD	YLD%	CPN	$PX
A-1	140.000	0.15	<<<RETAINED>>>
A-2	276.000	0.81	Aaa/AAA	4-16	08/25	04/26	I-Curve	+45	5.669	5.60	99.99772
A-3	301.000	2.05	Aaa/AAA	16-36	04/27	12/27	I-Curve	+65	5.558	5.49	99.99112
A-4	59.950	3.10	Aaa/AAA	36-38	06/27	07/31	I-Curve	+87	5.633	5.56	99.97744

Expected Settle : 04/24/24	Registration : SEC Registered
First Pay Date : 05/15/24	ERISA Eligible : Yes
Expected Ratings : Moody's, Fitch	Px Speed : 12.00% CPR to 5% Clean-Up Call
Ticker : DTRT 2024-1	Min Denoms : $1k x $1k
Bill & Deliver : J.P. Morgan
Expected Pricing : PRICED	Available Information:
CUSIPs : A-2 233874AB2	* Prelim Prospectus : Attached
A-3 233874AC0	* Ratings FWP : Attached
A-4 233874AD8	* Netroadshow.com : DTRT2024
* IntexNet/CDI : Separate Message

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 800-408-1016 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.